EXHIBIT 99.1 News Release 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: September 29, 2005

Contact:          Darryl Cater, Inland Communications, Inc.
                        (630) 218-8000 Ext. 2887 or cater@inlandgroup.com

INLAND WESTERN ANNOUNCES ACQUISITION OF 25 MERVYNS PROPERTIES

Oak Brook, Ill. - Inland Western Retail Real Estate Trust, Inc. announced today that it is purchasing the properties housing 25 open and operating Mervyns department stores, 23 in California and two in Texas. The transaction will include new long-term leases for Mervyns stores in all 25 locations.

The real estate, which Inland Western is buying for $221.8 million, amounts to a total of almost 2 million square feet of retail space.

"We are thrilled to sign long-term leases with all of these Mervyns stores," said Joe Cosenza, chairman of Inland Real Estate Acquisitions, Inc., who negotiated the transaction on behalf of Inland Western. "Mervyns department stores have become increasingly profitable since transitioning to private ownership, and we expect these locations to be steady sources of rental income for a long time to come."

The following table lists the Mervyns stores Inland Western is purchasing.
	Address	City	Sq.ft.	Price (in millions)
1	2800 Mall View Road	Bakersfield, Calif.	75,140	$8.3
2	9175 E. Stockton Blvd.	Elk Grove, Calif.	77,874	$8.6
3	1200 Auto Way	Escondido, Calif.	75,712	$12.6
4	17204 Stover Ave.	Fontana, Calif.	78,961	$8.7
5	3380 W. Shaw Ave.	Fresno, Calif.	77,431	$8.5
6	1677 W. Lacey Blvd.	Hanford, Calif.	78,459	$8.6
7	4010 Highland Ave.	Highland, Calif.	80,521	$8.9

	Address	City	Sq.ft.	Price (in millions)
8	530 W. Kettleman Lane	Lodi, Calif.	68,017	$7.5
9	1055 Main St.	Manteca, Calif.	88,515	$9.7
10	12625 Frederick St.	Morena Valley, Calif.	77,192	$8.5
11	100 Cochrane Plaza	Morgan Hill, Calif.	77,185	$8.5
12	2335 Vista Way	Oceanside, Calif.	75,360	$12.6
13	106040 Foothill Blvd.	Rancho Cucamonga, Calif.	74,991	$8.3
14	1520 Industrial Park Ave.	Redlands, Calif.	75,890	$8.3
15	700 No. China Lake Blvd.	Ridgecrest, Calif.	59,042	$6.5
16	1815 Douglas Blvd.	Roesville, Calif.	75,928	$8.4
17	1896 Arden Way	Sacramento, Calif	72,304	$7.96
18	11940 Carmel Mountain Road	San Diego, Calif.	78,657	$13.1
19	8501 Laurel Canton Blvd.	Sun Valley, Calif.	85,783	$9.4
20	26443 Ynez Road	Temecula, Calif.	76,248	$8.4
21	2840 Geer Road	Turlock, Calif.	61,026	$6.7
22	2021 Harbison Drive	Vacaville, Calif.	77,936	$8.6
23	4750 Telephone Road	Ventura, Calif.	75,247	$8.3
24	700 E. Expressway 83	McAllen, Texas	78,027	$8.6
25	10501 Gateway Blvd. West	El Paso, Texas	75,522	$8.3
		TOTAL	1,896,968	$221.8

The average purchase price per square foot is about $117, and the average rent is $9.03 per square foot.

"The aggregate annual rent will be in excess of $17 million and the lease provides for 1.2 percent annual rent increases over the 20-year lease term," Cosenza said.

In addition, the agreement allows for the sale and development of certain outlots on these 25 properties. Inland Western would share in the profits from these outlot deals.

Gary Pechter was the lead attorney in the negotiations, and Jan Hugg performed due diligence for the buyer.

Inland Western, which has been acquiring properties since 2003, owns and manages more than 35 million square feet of commercial real estate. Inland Western is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Collectively The Inland Real Estate Group of Companies is the fifth largest shopping center owner in North America, with more than 100 million square feet under management and managed assets in excess of $13 billion. With more than 35 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation's largest commercial real estate companies. Inland's national headquarters is in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland Western's Annual Report on Form 10-K for the year ended December 31, 2004 and its other SEC filings. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise

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